UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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CANNASYS, INC.
(Name of Registrant as Specified in its Charter)

n/a
(Name of Person Filing Information Statement, if Other Than the Registrant)

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SCHEDULE 14 C INFORMATION STATEMENT

Pursuant to Section 14C of the

Securities Exchange Act of 1934, as amended

CANNASYS, INC.

1350 17th Street, Suite 150

Denver, Colorado 80202

Dear Stockholder:

The enclosed Information Statement is being furnished to all holders of record of shares of our common stock, par value $0.001, on [mailing date] . The purpose of the Information Statement is to notify our stockholders that on September 11 and September 20, 2017, our board of directors and the holders of our outstanding capital stock having a majority of the voting power, respectively, adopted resolutions to amend our articles of incorporation to increase our authorized capital to 12,005,000,000 shares, consisting of: 12,000,000,000 shares of common stock and 5,000,000 shares of preferred stock. In addition, the holders of our outstanding capital stock having a majority of the voting power have: (i) reelected Brandon C. Jennewine, Daniel J. Rogers, and Michael A. Tew to our board of directors; (ii) ratified our appointment of Patrick G. Burke and Benjamin Tyson to our board of directors; and (iii) ratified our appointment of BF Borgers CPA PC as our independent registered public accounting firm.

The Information Statement, which describes the above corporate actions in more detail, is being furnished to our stockholders of record for informational purposes only pursuant to Section 14(c) of Part 240, General Rules and Regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are not soliciting your proxy in connection with this action. Pursuant to Rule 14c-2 under the Exchange Act, the corporate action will not be effective until 20 days after the date the Information Statement is mailed to stockholders and other regulatory requirements have been met.

WE ARE NOT ASKING YOU FOR A PROXY, AND

YOU ARE REQUESTED NOT TO SEND A PROXY.

By Order of Board of Directors of
CANNASYS, INC.

By:
Patrick G. Burke, Chief Executive Officer
Denver, CO	and Director
[mailing date]

CANNASYS, INC.

1350 17th Street, Suite 150

Denver, Colorado 80202

___________________________________________________________________

INFORMATION STATEMENT

Concerning Corporate Action Authorized by Written Consent of Stockholders

___________________________________________________________________

No vote or other action of our stockholders is required in connection with this Information Statement. We are not asking you for a proxy,

and you are requested not to send us a proxy.

___________________________________________________________________

INTRODUCTION

This Information Statement is being furnished to the stockholders of CannaSys, Inc., a Nevada corporation, to advise them of the corporate actions described herein, which have been authorized by the written consent of stockholders owning a majority of our voting stock, in accordance with the requirements of the Nevada Revised Statutes.

This Information Statement will first be mailed to stockholders on or about [mailing date] , and is being furnished for informational purposes only.

Our board of directors has determined that the close of business on September 20, 2017, was the record date (“Record Date”) for the stockholders entitled to notice of the actions authorizing the amendment to our articles of incorporation to increase our authorized capital to 12,005,000,000 shares, consisting of 12,000,000,000 shares of common stock and 5,000,000 shares of preferred stock (the “Recapitalization”). A copy of the Amendment to the Amended and Restated Articles of Incorporation, in substantially the form that will be filed with the Nevada Secretary of State, is attached hereto as Appendix A (the “Amendment to Articles”). On September 11 and September 20, 2017, our board of directors and stockholders holding shares entitling them to a majority of the voting power, respectively, have approved the Amendment to Articles in writing.

Under Section 78.320 of the Nevada Revised Statutes, any action required or permitted by the Nevada Revised Statutes to be taken at a meeting of stockholders of a Nevada corporation may be taken without a meeting, without prior notice, and without a vote if consents in writing setting forth the action so taken are signed by stockholders holding at least a majority of the voting power. No stockholder meeting was required, and no other stockholder approval is required.

In addition, on September 20, 2017, the holders of our outstanding capital stock having a majority of the voting power: (i) reelected Brandon C. Jennewine, Daniel J. Rogers, and Michael A. Tew to our board of directors and ratified the appointment of Patrick G. Burke and Benjamin Tyson to our board of directors, each to serve until his successor is elected and qualified; and (ii) ratified our board’s appointment of BF Borgers CPA PC as our independent registered public accounting firm.

As of the Record Date, stockholders owning of record 2,500,000 shares of our Series A Preferred Stock (“Series A Preferred Stock”) with the voting power of 250,000,000 shares of common stock; 2,000,000 shares of our Series B Preferred Stock (“Series B Preferred Stock”) with the voting power of 2,000,000,000 shares of common stock; and 2,495,750 shares of our common stock, representing approximately 57.2% of our outstanding shares of voting stock as of the Record Date, executed and delivered to us a written consent authorizing and approving the Amendment to Articles.

Accordingly, the Amendment to Articles and Recapitalization have been approved by the holders of a majority of our outstanding shares of voting stock, and no further vote or further action of our stockholders is required to approve these actions. You are being provided with notice of the approval of the Amendment to Articles by less than unanimous written consent of our stockholders. However, under Rule 14c-2 under the Exchange Act, the Amendment to Articles will not be effective until 20 days after this Information Statement has first been sent to stockholders and other regulatory requirements have been met.

On September 11, 2017, our board of directors authorized management to deliver this Information Statement.

Our executive offices are located at 1350 17th Street, Suite 150, Denver, CO 80202 and our telephone number is (720) 420-1290.

DISSENTERS’ RIGHT OF APPRAISAL

Stockholders do not have any dissenter or appraisal rights in connection with these actions.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Securities

At the time of the stockholder action, our issued and outstanding voting securities consisted of shares of common stock and preferred stock. As of the Record Date, there were 1,688,420,598 shares of common stock, 2,500,000 shares of Series A Preferred Stock, and 2,000,000 shares of Series B Preferred Stock issued and outstanding.

The rights of the Series A Preferred Stock are set forth in the Amendment to Certificate of Designation After Issuance of Class of Series, which became effective on September 18, 2017. The rights of the Series B Preferred Stock are set forth in the Certificate of Designation, which became effective on September 18, 2017.

The holders of shares of Series A Preferred Stock and Series B Preferred Stock are entitled to vote together with the holders of common stock, as a single class, upon all matters submitted to holders of common stock for a vote. Each share of common stock is entitled to one vote on all matters submitted to the holders of common stock for their approval. Each share of Series A Preferred Stock is entitled to 100 votes for each share of such stock held on all matters submitted to a vote of the stockholders and each share of Series B Preferred Stock is entitled to 1,000 votes for each share of such stock held on all matters submitted to a vote of the stockholders. The written consent of a majority of the outstanding shares of common stock and the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, was necessary to authorize the Amendment to Articles described herein.

Principal Stockholders

The following table sets forth certain information, as of the Record Date, respecting the beneficial ownership of our outstanding common stock by: (i) any holder of more than 5%; (ii) each of the Named Executive Officers (as hereinafter defined) and directors; and (iii) our directors and Named Executive Officers as a group, based on 1,688,420,598 shares of common stock outstanding. Except as otherwise indicated, each stockholder listed below has sole voting and investment power over the shares beneficially owned:

					Beneficial Common
					Stock Ownership
Name and Address	Nature of		Number of		Number
of Beneficial Owner(1)(2)	Ownership	Number	Votes	Percent(3)	of Shares	Percent

Principal Stockholder:
Beta Killers LLC(4)	Series B Preferred	2,000,000	2,000,000,000	50.8%	2,000,000	*
8253 38th Place
Wheat Ridge, CO 80033

Directors:
Brandon C. Jennewine/	Series A Preferred	500,000	50,000,000	1.3	2,000,000	*
	Common Stock(5)	75,750	75,750	*	75,750	*
	Warrants	25,000	25,000	*	25,000	*
		600,750	50,100,750	1.3	2,100,750	*

Daniel J. Rogers	Series A Preferred	500,000	50,000,000	1.3	2,000,000	*
	Common Stock	20,000	20,000	*	20,000	*
	Warrants	12,500	12,500	*	12,500	*
		532,500	50,032,500	1.3	2,032,500	*

Michael A. Tew	Series A Preferred	500,000	50,000,000	1.3	2,000,000	*
	Warrants	150,000	150,000	*	150,000	*
		650,000	50,150,000	1.3	2,150,000	*

Patrick G. Burke	Series A Preferred	500,000	50,000,000	1.3	2,000,000	*
	Common Stock(6)	2,400,000	2,400,000	*	150,000	*
		2,900,000	52,400,000	1.3	2,150,000	*

Benjamin Tyson	Series A Preferred	500,000	50,000,000	1.3	2,000,000	*
	Series B Preferred(4)	2,000,000	2,000,000,000	50.8	2,000,000	*
		2,500,000	2,050,000,000	52.1	4,000,000	*

All Executive Officers	Series A Preferred	2,500,000	250,000,000	6.4	10,000,000	*
and Directors as a	Series B Preferred(4)	2,000,000	2,000,000,000	50.8	2,000,000	*
Group (5 persons)	Common Stock	2,495,750	2,495,750	*	2,495,750	*
	Warrants	187,500	187,500	*	187,500	*
		4,933,250	2,250,433,240	57.2%	12,433,250	*

______________________

*      Less than 1%.

(1)   All ownership is direct unless otherwise indicated.

(2)   Address for all stockholders is 1350 17th Street, Suite 150, Denver, CO 80202.

(3)   Calculations of total percentages of ownership outstanding for each person or group assume the exercise of all derivative securities owned by the individual or group to which the percentage relates, pursuant to Rule 13d-3(d)(1)(i).

(4)   These securities are beneficially owned by our director Benjamin Tyson, who is the managing member of Beta Killers LLC and has sole voting control of these shares.

(5)   These securities are beneficially owned by Brandon C. Jennewine, the sole owner of F-squared Enterprises, LLC.

(6)   Includes 2,250,000 shares of common stock that vest over one year, with 562,500 shares to vest each calendar quarter, beginning on June 30, 2017, until fully vested.

ELECTION OF DIRECTORS

Executives and Directors

Our board of directors is composed of five members, consisting of Michael A. Tew, Daniel J. Rogers, Patrick G. Burke, Benjamin Tyson, and Brandon C. Jennewine, who is our Chairman. Our articles of incorporation provide for the election of the entire board of directors at each annual meeting of stockholders, with each director to serve until the next annual meeting and until such director’s successor is elected and qualified. Our management nominated, and the holders of our outstanding capital stock having a majority of the voting power reelected, all of our current directors, each to serve until his successor is elected and qualified. The following table sets forth the names and ages of our current directors and executive officers:

Name	Age	Director Since	Position

Patrick G. Burke	26	2017	Chief Executive Officer and Chief Financial Officer, Director
Michael A. Tew	37	2015	Director
Brandon C. Jennewine	43	2014	Chairman
Daniel J. Rogers	42	2014	Director
Benjamin Tyson	30	2017	Director

Patrick G. Burke—Patrick G. Burke has served as our chief executive officer, chief financial officer, secretary, and a member of our board of directors since July 1, 2017. Mr. Burke was our chief operating officer from November 1, 2016, through June 30, 2017. Since joining our company, Mr. Burke has primarily focused on supplying the market with new technological features through a marketing platform for dispensaries and customers known as Citizen Toke. Since January 2015, Mr. Burke has been a team leader for a market research consulting group at the Penn State Fund for Innovation, in State College, Pennsylvania. From May 2015 to May 2016, he was associated with Buhv Designs of Denver, CO in website design, business development, and technology implementation analysis. For the past few years, he also has been working on digital marketing strategies, market plans, and market research for personal proprietary business opportunities. Mr. Burke earned an MBA in May 2016 in marketing, entrepreneurship, and leadership from Penn State Smeal College of Business and a BS in chemical engineering from the University of Colorado Boulder, College of Engineering and Applied Science.

Michael A. Tew—Michael A. Tew has been a member of our board of directors since 2015. Mr. Tew resigned as our chief executive officer, chief financial officer, and secretary, effective July 1, 2017, and entered into a consulting agreement to continue to advise us. Mr. Tew has over 14 years’ experience in corporate finance, venture capital, business management, and capital markets. From 1999 until September 2003, Mr. Tew was an analyst and Vice President at Bear, Stearns & Co., Inc., New York, New York. In September 2003, Mr. Tew co-founded CapitalHQ, LLC, New York, New York, an advisory and consulting firm for high-level executives. In April 2008, Mr. Tew co-founded SPAC Research Partners, LLC, Palo Alto, CA, an advisory firm providing research and transaction support for special purpose acquisition companies. Mr. Tew managed the company through December 2009. From January 2008 to his current employment with us, Mr. Tew was founder and principal of Sand Hill, LLC, initially in San Francisco and then in New York, New York. Sand Hill is a consultancy advising family offices, private equity organizations, and entrepreneurs on value-creating transactions in private and public markets.

In 1999 and 2000, Mr. Tew attended an independent, collaborative European business management program that included studies at Groupe HEC business school (Paris, France), Bocconi University (Milan, Italy), and Wirtschaftsuniverstat Wien (Vienna University of Economics and Business, Vienna, Austria). Mr. Tew graduated with a bachelor degree in finance and international business from New York University in 2001 and in 2014 obtained an executive MBA in finance and management from New York University.

Brandon C. Jennewine—Brandon Jennewine is chairman of our board and an original cofounder of our company. Mr. Jennewine was our chief executive officer from August 2014 to July 1, 2015, and chief technical officer from July 2015 through March 2016. Mr. Jennewine resigned as our chief technical officer on March 22, 2016, to pursue other entrepreneurial endeavors, including acting in chief technical officer and other technical roles both inside and outside the legal cannabis market. Mr. Jennewine has over 20 years’ experience as an architect and developer with leadership roles in technology companies. In July 2009, he co-founded with Daniel J. Rogers, Greenwerkz, LLC, later converted to Greenwerkz, Inc., a cannabis dispensary located in Denver, Colorado, having three retail locations and two production facilities. Mr. Jennewine helped orchestrate exist of the four Greenwerkz partners through a buyout by the sole remaining partner in February 2014, while simultaneously starting CannaSys-Colorado and managing, as chief executive officer, TK Health, LLC, an information technology consultancy based in Castle Rock, Colorado. TK Health, LLC, was formed in March 2010 to provide custom software programming for the e-healthcare and finance sectors. Prior to the cannabis business, he worked primarily in solutions in the e-prescribing, medical, and financial segments, acting as a software architect for SureScripts, LLC, an e-prescribing network based in Alexandria, Virginia, from July 2007 to February 2010, and as chief technology officer for Liver Research Institute, working under a grant from Roche Pharmaceuticals, from 2005 to 2006. Mr. Jennewine graduated with a bachelor of science in electrical engineering from Colorado State University.

Daniel J. Rogers—Daniel J. Rogers, an original cofounder of our company, now serves as a consultant and a member of our board of directors. Effective July 2015, Mr. Rogers resigned as our chief financial officer and secretary to pursue consulting services in the regulated cannabis industry. Mr. Rogers has 12 years’ banking experience with a specialization in business development risk management. In July 2009, he co-founded with Brandon C. Jennewine, Greenwerkz, Inc., where he was chief financial officer and managing member. Until March 2014, Mr. Rogers also served as Chairman of the Banking/Finance Subcommittee for Medical Marijuana Industry. Group, Denver, CO, a government relations organization, that he and Mr. Jennewine helped form in 2010. Mr. Rogers later served as a vice-president for Bank of America’s Global Corporate & Investment Bank Commercial Real Estate Group located in Denver, Colorado, from 1998 to 2005, and later served as finance manager for Panattoni Development Company in Denver, Colorado, and Toronto, Ontario, Canada, from 2005 until February 2009. Mr. Rogers obtained his bachelor’s degree in finance in 1997 from Fort Lewis College, Durango, Colorado, and later completed NationsBank / Bank of America’s Management Associate Program, a six-month training program for corporate risk management.

Benjamin Tyson—Benjamin Tyson was elected to our board in September 2017. He is also the founder, managing member, and chief executive officer of the Beta Killers laboratory, an innovation and prototype center focusing on high-impact technology since November 2014 to the present. We acquired the initial version of our Citizen Toke application from Beta Killers LLC, Wheat Ridge, Colorado, in August 2016. In September 2012, he founded, and acted as chief executive officer, of Mflip, a digital marketing and SMS deployment framework, Arvada, Colorado. A tireless tinkerer, talented front-end architect, and disruptive serial entrepreneur, Mr. Tyson was inducted in 2009 as the youngest-ever member of the prestigious Pipeline Entrepreneurial Fellowship for pioneering a groundbreaking geo-spatial-temporal mapping technology in collaboration with the Google Earth core system. Mr. Tyson specializes in emerging markets that include SMS, cannabis, virtual/augmented reality, and blockchain. Through Beta Killers, he has founded numerous tech start-ups, including Citizen Toke, Kushmoji, DenVR, Brash, and Kryptico. Additionally, Mr. Tyson has taught early-stage entrepreneurship at several accelerators and is a frequent keynote speaker on lecture circuits in the Midwest. At Wichita State University, where he studied entrepreneurship, classical history, and archaeology, he was a leader of the Emory Lundquist Honors in Academics program.

Our executive officers and directors or their affiliates do not beneficially own any equity securities or rights to acquire any of our securities, except as otherwise described in this Information Statement, and no persons have been involved in any transaction with us or any of our directors, executive officers, or affiliates that is required to be disclosed pursuant to the rules and regulations of the SEC, other than the transactions that have been described in this Information Statement or in any prior reports filed by us with the SEC.

None of our officers and directors has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or is or has been a party to any judicial or administrative proceeding during the past 10 years, except for matters that were dismissed without sanction or settlement, that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Committees of the Board

We currently do not have nominating, compensation, or audit committees or committees performing similar functions nor do we have a written nominating, compensation, or audit committee charter. Our board of directors believes that it is not necessary to have these committees, at this time, because the directors can adequately perform the functions of such committees.

Certain Relationships and Related Transactions, and Director Independence

Unless otherwise indicated, the terms of the following transactions between related parties were not determined as a result of arm’s-length negotiations.

Effective July 1, 2015, we hired Michael A. Tew as our new chief executive officer, secretary, and interim chief financial officer. Mr. Tew was also appointed to serve as a member of our board of directors.

Effective July 1, 2015, Brandon C. Jennewine resigned as our chief executive officer and was hired to serve as our chief technical officer.

Effective July 1, 2015, Daniel J. Rogers resigned as our chief financial officer, secretary, and treasurer. Mr. Rogers continues to serve on our board of directors.

On November 10, 2015, we agreed to issue 500,000 post-split shares of our common stock for 10 million shares of MHB, Inc. common stock, equivalent to approximately 49% of its outstanding common stock after the transaction. In connection with the exchange, MHB has the right to designate a member to our board of directors. Accordingly, David H. Wollins, a founding member of MHB, became a member of our board of directors and Michael A. Tew became a member of the board of directors of MHB.

Effective December 24, 2015, we cancelled the restricted stock grant previously issued to Daniel J. Rogers, and replaced it with a warrant to purchase 12,500 shares of our common stock.

Effective December 24, 2015, we issued to David H. Wollins a warrant to purchase 7,500 shares of our common stock, vesting in equal amounts in a four-quarter period.

Effective December 24, 2015, we entered into Amendment No. 1 to Employment Agreement of Michael A. Tew, our chief executive officer. The amendment terminated Mr. Tew’s right to receive restricted stock unit grants and cancelled the stock grants previously issued to him. As a replacement, we issued to Mr. Tew a fully vested warrant to purchase 75,000 shares of our common stock. In addition, we issued to Mr. Tew a warrant to purchase 75,000 shares of our common stock vesting in equal amounts over a six-quarter period.

On December 31, 2015, we entered into Amendment No. 1 to Employment Agreement of Brandon Jennewine, our chief technical officer, effective December 24, 2015. The amendment terminated Mr. Jennewine’s right to receive restricted stock unit grants and cancelled the stock grants previously issued to him. As a replacement, we issued to Mr. Jennewine a warrant to purchase 25,000 shares of our common stock.

On March 22, 2016, Brandon C. Jennewine resigned as chief technology officer, so his employment agreement with us terminated on that date. Mr. Jennewine remains on the board of directors.

On March 22, 2016, David H. Wollins resigned as a director, effective immediately upon acceptance by the board of directors, and the warrant shares vested to date were granted, and the remaining unvested portion was cancelled.

Effective May 31, 2016, we entered into a Stockholders’ Agreement with MHB, Inc., to restrict the transfer of the common stock of Mile High Consulting and Branding, Inc., by the stockholders and to provide for the management and governance of its business operations. We own 51% of the common stock and MHB owns 49% of the common stock of Mile High Consulting and Branding, Inc.

On July 27, 2016, we entered into a Share Exchange Agreement to exchange 1,515,000 pre-reverse-split shares of our common stock owned by F-Squared Enterprises, LLC, for 1,515,000 shares of our Series A Preferred Stock. Brandon C. Jennewine, our director, is the sole member of F-Squared Enterprises, LLC. As provided in the terms of the Series A Preferred Stock, upon October 17, 2016, the effective date of the recapitalization, the Series A Preferred Stock was automatically converted into 75,750 post-split shares of common stock.

On August 10, 2016, we entered into an Asset Purchase Agreement and a General Assignment and Bill of Sale, with Beta Killers LLC, a Colorado limited liability company, whereby we acquired the assets comprising the current version of the Citizen Toke application, including all Intellectual Property (as defined in the agreement), code, and other intangibles and related documentation associated with Citizen Toke.

On December 22, 2016, we entered into an amendment to share exchange agreement with MHB, Inc., under which: (a) MHB cancelled 9,985,000 MHB shares issued to us under the exchange agreement; (b) we cancelled 485,000 of our post-split shares issued to MHB under the exchange agreement; (c) the Gross Revenue Assignment between the parties was terminated and section 2.04 of the exchange agreement was deleted in its entirety; and (d) the parties confirmed that the $7,500 payment from MHB to us was for fees as originally contemplated under the exchange agreement. As amended, each party now owns 15,000 shares of the other party’s common stock. Subsequent to this transaction, MHB transferred our shares to its several stockholders.

On November 1, 2016, we entered into an agreement to hire Patrick G. Burke to serve as our chief operating officer for a term of six months. Mr. Burke’s compensation in this position consisted of $5,000 per month and 150,000 shares of our common stock.

On July 1, 2017, Patrick G. Burke entered to an executive employment agreement to serve as our chief executive officer, chief financial officer, and corporate secretary for a term of one year, with automatic renewals, unless terminated. Mr. Burke’s compensation in this position consists of an annual base salary of $84,000. In connection therewith, Mr. Burke was awarded 2,250,000 shares of our common stock, to vest in equal quarterly increments over a one-year period. Mr. Burke was also appointed to our board of directors, to serve until his successor is elected and qualified.

Effective July 1, 2017, Michael Tew resigned as our chief executive officer, chief financial officer, and corporate secretary, his employment agreement was terminated, and he entered into a consulting agreement and a separation and mutual release agreement with us. In connection therewith, we issued to Mr. Tew a promissory note in the amount of $44,380 for his past-due compensation and severance. Mr. Tew continues to serve as a director.

On September 11, 2017, our board appointed Ben Tyson, founder of Beta Killers LLC, as one of our directors, to serve until his successor is elected and qualified.

On September 20, 2017, our board issued 2,000,000 shares of Series B Preferred Stock to Beta Killers LLC, as consideration for and in exchange of its agreement to waive our prior defaults, release us from our obligations under the asset purchase agreement and related agreements, and enter into an addition al statement of work. Our director Ben Tyson is also managing member and chief executive officer of Beta Killers LLC.

On September 20, 2017, our board issued 500,000 shares of Series A Preferred Stock to each of our directors in consideration of their future service on our board.

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval, or ratification of transactions with our executive officers, directors, and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval, or ratification of our board of directors, or an appropriate committee thereof. Our directors will continue to approve any related-party transaction.

Compliance with Section 16(a)

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons that own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors, and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto filed with the SEC during or respecting the last fiscal year ended December 31, 2016, no person that, at any time during the most recent fiscal year, was a director, officer, beneficial owner of more than 10% of any class of our equity securities, or known to be subject to Section 16 of the Exchange Act, failed to file, on a timely basis, reports required by Section 16(a) of the Exchange Act, except as follows: Patrick G. Burke failed to report the issuance of 100,000 shares of common stock on February 10, 2017, and 50,000 shares on August 28, 2017. Mr. Burke also failed to report a restricted stock grant of 2,250,000 shares of common stock, to vest over one year, with one-fourth of the grant (562,500 shares) to vest on the last day of each calendar quarter, beginning on June 30, 2017, until fully vested.

Code of Ethics

We have adopted a code of ethics that applies to all of our employees, including our executive officers.

Corporate Governance

We promote accountability for adherence to honest and ethical conduct; endeavor to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with the SEC and in other public communications we make; and strive to be compliant with applicable governmental laws, rules, and regulations.

In lieu of an audit committee, our board of directors is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results, and effectiveness of the annual audit of our financial statements and other services provided by our independent public accountants. Our board of directors reviews our internal accounting controls, practices, and policies.

Audit Committee Financial Expert

We do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(D)(5) of Regulation S-K, nor do we have a board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Exchange Act and as defined by Rule 4200(a)(14) of the FINRA Rules.

We believe that our directors are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. Our directors do not believe that it is necessary to have an audit committee because management believes that the board of directors can adequately perform the functions of an audit committee. In addition, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

Shareholder Proposals

We do not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for directors. Our board of directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Currently, we do not have any specific or minimum criteria for the election of nominees to the board of directors, and we do not have any specific process or procedure for evaluating such nominees. Our board of directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our chief executive officer or chairman at our corporate address.

EXECUTIVE COMPENSATION

2016 Summary Compensation Table

The following table sets forth, for each of our last two completed fiscal years, the dollar value of all cash and noncash compensation earned by any person who was our principal executive officer during the preceding fiscal year, our two most highly compensated other executive officers who were serving in such capacities as of the end of the preceding fiscal year, and each of our two other highest compensated executive officers earning more than $100,000 during the last fiscal year (“Named Executive Officers”):

Name and Principal Position	Year Ended Dec. 31	Salary ($)	Bonus ($)	Stock Award(s) ($)	Option Awards ($)	Warrant Awards	Non Equity Incentive Plan Compen- sation	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(1)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
Michael A. Tew(2)	2016	$117,017	$--	$--	$--	$--	$--	$--	$11,076	$128,093
Chief Executive Officer	2015	70,000	--	--	--	612,500	--	--	4,012	686,512
Chief Financial Officer

Brandon C. Jennewine(3)	2016	--	--	--	--	--	--	--	--	--
Chief Operations Officer	2015	85,577	--	--	--	175,000	--	--	3,519	264,096

Patrick G. Burke(4)	2016	5,000	--	--	--	--	--	--	--	5,000
Chief Operating Officer

(1)    Comprised of health insurance premiums.

(2)    Mr. Tew became our chief executive officer on July 1, 2015, and resigned June 30, 2017.

(3)    Mr. Jennewine was our chief executive officer from August 2014 to July 1, 2015. He served as our chief operations officer from July 1, 2015, through November 1, 2016.

(4)    Mr. Burke served as our chief operating officer from November 1, 2016, through June 30, 2017, and became chief executive officer, chief financial officer, and corporate secretary effective July 1, 2017.

We have not adopted a stock option plan.

Employment Agreements

On March 22, 2016, Brandon C. Jennewine resigned as our chief technology officer, but continues to serve as chairman of our board of directors.

On June 30, 2017, Michael A. Tew resigned as our chief executive officer, chief financial officer, and corporate secretary and his employment agreement was terminated.

Effective July 1, 2017, we entered to an executive employment agreement with Patrick G. Burke to engage his services as our chief executive officer, chief financial officer, and corporate secretary for a term of one year, with automatic renewals unless terminated. Mr. Burke’s compensation consists of an annual base salary of $84,000.

We reimburse employees for their out-of-pocket costs in connection with their activities on our behalf.

Director Compensation

We currently do not have compensation agreements with any of our directors who are not employees; however:

●	on December 24, 2015, we issued to Daniel J. Rogers a warrant to purchase 250,000 shares of our common stock at $0.05 per share as director compensation; and

●	on September 20, 2017, we issued 500,000 shares of Series A Preferred Stock to each of our directors in consideration of their future service on the board.

INDEPENDENT PUBLIC ACCOUNTANTS

Our board of directors has chosen to retain the services of BF Borgers CPA PC as our independent registered public accounting firm for the 2017 fiscal year, and the holders of our outstanding capital stock having a majority of the voting power have ratified that retention.

Audit Fees

For our fiscal year ended December 31, 2016, we incurred fees of $45,000 for professional services rendered for the audit and reviews of our consolidated financial statements. For our fiscal year ended December 31, 2015, we incurred fees of $39,400 for professional services rendered for the audit and reviews of our consolidated financial statements.

Audit Related Fees

For our fiscal years ended December 31, 2016 and 2015, we did not incur any audit-related fees.

Tax Fees

For our fiscal years ended December 31, 2016 and 2015, we were not billed for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees

We did not incur any other fees related to services rendered by our principal accountant for the fiscal years ended December 31, 2016 and 2015.

Audit and Non-Audit Service Preapproval Policy

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, our board of directors has adopted an informal approval policy that it believes will result in an effective and efficient procedure to preapprove services performed by the independent registered public accounting firm.

Audit Services. Audit services include the annual financial statement audit (including quarterly reviews) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on our consolidated financial statements. The board of directors preapproves specified annual audit services engagement terms and fees and other specified audit fees. All other audit services must be specifically preapproved by the board of directors. The board of directors monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope or other items.

Audit-Related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, which historically have been provided to us by the independent registered public accounting firm and are consistent with the Securities and Exchange Commission’s rules on auditor independence. The board of directors preapproves specified audit-related services within preapproved fee levels. All other audit-related services must be preapproved by the board of directors.

Tax Services. The board of directors preapproves specified tax services that it believes would not impair the independence of the independent registered public accounting firm and that are consistent with Securities and Exchange Commission’s rules and guidance. The board of directors must specifically approve all other tax services.

All Other Services. Other services are services provided by the independent registered public accounting firm that do not fall within the established audit, audit-related, and tax services categories. The board of directors preapproves specified other services that do not fall within any of the specified prohibited categories of services.

Procedures. All proposals for services to be provided by the independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to the board of directors and the Chief Financial Officer. The Chief Financial Officer authorizes services that have been preapproved by the board of directors. The Chief Financial Officer submits requests or applications to provide services that have not been preapproved by board of directors, which must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence, to board of directors for approval.

All of the professional services rendered by principal accountants for the audit of our annual financial statements that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for last two fiscal years were approved by our board of directors.

THE RECAPITALIZATION

Our board of directors and stockholders have approved the Amendment to Articles to effect the Recapitalization. The Amendment to Articles will become effective 20 days after the mailing of this Information Statement and meeting other regulatory requirements.

General Background

As of the Record Date, pursuant to our articles of incorporation (as amended to date), we had the authority to issue 2,000,000,000 shares of common stock, of which 1,688,420,598 shares of common stock, 2,500,000 shares of Series A Preferred Stock, and 2,000,000 shares of Series B Preferred Stock were issued and outstanding and 311,579,402 shares were reserved for issuance upon conversion of promissory notes and exercise of outstanding warrants. As of September 21, 2017, we had an aggregate of $293,389 in principal amount of convertible notes outstanding, convertible into approximately 405.6 million shares of common stock, based on our closing trading price on that date of $0.0012 per share and an assumed weighted average discount rate of 50% below the market price applicable to the convertible notes.

As described in our periodic filings, one of our main sources of funding historically has been through the sales of convertible debt and equity instruments, including convertible debentures and notes. We need to increase our authorized shares of common stock to meet our obligations under our outstanding convertible notes and new convertible notes and to provide capital for future funding of our operations.

Our outstanding convertible notes provide that the holders cannot convert indebtedness to common stock if, as a result of such conversion, the holder would own more than 9.99%, and in some cases 4.99%, of our outstanding common stock. Because of the number of separate convertible notes outstanding with separate conversion limits, these limits do not materially restrict the number of shares that we may become obligated to issue in any one period if multiple note holders were to elect to convert. Sales of common stock that would reduce the holder’s ownership would enable the holder to convert additional amounts due under the convertible notes.

The following tables set forth our current capitalization structure and our capitalization after giving effect to the Recapitalization, as adjusted to give effect to the conversion of all outstanding convertible notes and as further adjusted to give effect to the conversion of all outstanding preferred stock:

							After Preferred
		Before 14C		After 14C			Conversion
Common Stock		Number	Voting Power	Number	Voting Power	Percent	Number	Percent

Total Authorized		2,000,000,000		12,000,000,000			12,000,000,000
Shares outstanding @ September 20, 2017		1,688,420,598	1,688,420,598	1,688,420,598	1,688,420,598	42.87%	1,688,420,598	99.29%
Assume conversion of outstanding convertible notes		733,472,850
Total Shares Needed		2,421,893,448
Excess (Deficit)		(421,893,448)

Preferred Stock	Votes
Series A Preferred converts to common 4:1 (1)	100	2,500,000	250,000,000	2,500,000	250,000,000	6.35%	10,000,000	0.59%

Series B Preferred converts to common 1:1 (2)	1,000	2,000,000	2,000,000,000	2,000,000	2,000,000,000	50.78%	2,000,000	0.12%

Voting power--voting as a single class			3,938,420,598		3,938,420,598	100.00%	1,700,420,598	100.00%

Common Stock - Convertible Notes (3)
Assume conversion of outstanding convertible notes							733,472,850
Contracted Future Financings							375,000,000
							1,108,472,850
Estimated Future Capital Needs							6,666,666,667
Subtotal							7,775,139,517

Total Common Stock Issued (pro forma)							9,475,560,115
Total Authorized							12,000,000,000
% Issued (pro forma)							79.0%

____________________________________________
(1) 500,000 shares were issued to each of our five directors.
(2) Issued to Beta Killers LLC.
(3) See convertible notes table for estimated dilution.

SUMMARY TABLE	Share Price	Before 14C	After 14C	After 14C	After 14C
Total Common Authorized		2,000,000,000	12,000,000,000	12,000,000,000	12,000,000,000

Total Common Issued		1,688,420,598	1,688,420,598	1,688,420,598	1,688,420,598
Assuming Full Conversion of Outstanding Conv Notes	$ 0.0008	N/A	1,108,472,850	-	-
Assuming Full Conversion of Outstanding Conv Notes	$ 0.0009	N/A	-	985,309,200	-
Assuming Full Conversion of Outstanding Conv Notes	$ 0.0010	N/A	-	-	886,778,280
			2,796,893,448	2,673,729,798	2,575,198,878
Assume full conversion of preferred stock
Series A--4:1			10,000,000	10,000,000	10,000,000
Series B 1:1			2,000,000	2,000,000	2,000,000
Total outstanding after conversion			2,808,893,448	2,685,729,798	2,587,198,878

Reserved		311,579,402	311,579,402	311,579,402	311,579,402
Available for future issuance after conversions		(421,893,448)	8,879,527,150	9,002,690,800	9,101,221,720

Total Preferred Authorized		5,000,000	5,000,000	5,000,000	5,000,000
Total Preferred Issued
Series A		(2,500,000)	(2,500,000)	(2,500,000)	(2,500,000)
Series B		(2,000,000)	(2,000,000)	(2,000,000)	(2,000,000)
Total Authorized but Unissued		500,000	500,000	500,000	500,000

Principal Motivation for the Recapitalization

Management determined to proceed with the Recapitalization in an effort to increase our available resources to provide capital for future funding of our operations to prevent potential defaults of our obligations under outstanding convertible promissory notes. The convertible notes provide generally that after 180 days from the issue date, the holders can convert the principal and accrued interest under the notes into shares of our common stock at discounted conversion prices as set forth in the applicable transaction documents. In addition, the convertible note transactions require that we give our transfer agent irrevocable instructions to hold a number of authorized but unissued shares of our common stock in reserve for issuance for future conversion of the convertible promissory notes.

Outstanding Convertible Notes

The following outstanding convertible notes were issued to several lenders in transactions intended to provide to us much needed operating capital.

Black Forest Capital, LLC.

On October 31, 2016, we issued to Black Forest Capital, LLC (“Black Forest”) a convertible redeemable promissory note in the amount of $137,500, to be disbursed in tranches. The note is unsecured, accrues interest at 8% per annum, and the maturity date for each individual tranche is 12 months from its individual funding date. The note is convertible into restricted shares of common stock, at Black Forest’s sole discretion, at 50% of the lowest trading price for the common stock for the last 40 consecutive trading days prior to conversion, with some exceptions. The individual tranches have been funded in their entirety and a balance of $55,000 remains outstanding.

We issued to Black Forest convertible redeemable promissory notes up to $242,264.14, of which $91,132.07 and $47,257.07 remain outstanding. The notes are unsecured, accrue interest at 8% per annum, are due and payable on February 17 and March 10, 2018, and are convertible into restricted shares of common stock, at Black Forest’s sole discretion, at 50% of the lowest trading price for the common stock for the last 30 consecutive trading days prior to conversion, with some exceptions.

BNA Investment Capital, LLC. On August 16, 2017, we issued to BNA Investment Capital, LLC (“BNA”) a convertible promissory note in the amount of $275,000, to be disbursed by BNA in tranches. The note is unsecured, accrues interest at 8% per annum, the maturity date for each tranche is 12 months from its respective funding date, and is convertible into restricted shares of common stock, at BNA’s sole discretion, at 50% of the market price (as defined in the agreement), with some exceptions. The first tranche of $50,000 was disbursed on August 18, 2017, and the second tranche of $50,000 was funded September 18, 2017. Both tranches remain due and payable.

Pro Forma Further Conversions

It is impossible to predict the number of shares we would be obligated to issue on the conversion of $293,389 in outstanding convertible notes. The following table illustrates the number of shares that we would be required to issue on conversion of our outstanding convertible notes and contracted future financings based on three assumed stock trading prices for purposes of illustration. A higher trading market price would result in the issuance of fewer shares and a lower trading market price would result in the issuance of more shares. The table does not illustrate the conversion of interest that accrues on the convertible notes:

					Pro Forma			Pro Forma			Pro Forma
	Principal	Issue	Date			Conversion	Estimated		Conversion	Estimated		Conversion	Estimated
	Amount	Date	Convertible	Discount	Price	Price	Shares	Price	Price	Shares	Price	Price	Shares
Existing Financing
Black Forest Capital, LLC	$ 55,000	03/10/17	09/10/17	50.0%	$ 0.0008	$ 0.0004	137,500,000	$ 0.0009	$ 0.0005	122,222,222	$ 0.0010	$ 0.0005	110,000,000
Black Forest Capital, LLC	91,132	02/17/17	08/17/17	50.0%	0.0008	0.0004	227,830,175	0.0009	0.0005	202,515,711	0.0010	0.0005	182,264,140
	47,257	01/15/17	07/15/17	50.0%	0.0008	0.0004	118,142,675	0.0009	0.0005	105,015,711	0.0010	0.0005	94,514,140
BNA Investment Capital, LLC	50,000	08/18/17	01/18/18	50.0%	0.0008	0.0004	125,000,000	0.0009	0.0005	111,111,111	0.0010	0.0005	100,000,000
BNA Investment Capital, LLC	50,000	09/18/17	02/18/18	50.0%	0.0008	0.0004	125,000,000	0.0009	0.0005	111,111,111	0.0010	0.0005	100,000,000
Subtotal Existing	$ 293,389						733,472,850			651,975,867			586,778,280

Contracted Future Financing
BNA Investment Capital, LLC	50,000	10/18/17	03/18/18	50.0%	0.0008	0.0004	125,000,000	0.0009	0.0005	111,111,111	0.0010	0.0005	100,000,000
BNA Investment Capital, LLC	50,000	11/18/17	04/18/18	50.0%	0.0008	0.0004	125,000,000	0.0009	0.0005	111,111,111	0.0010	0.0005	100,000,000
BNA Investment Capital, LLC	50,000	12/18/17	05/18/18	50.0%	0.0008	0.0004	125,000,000	0.0009	0.0005	111,111,111	0.0010	0.0005	100,000,000
Subtotal Contracted	$ 150,000						375,000,000			333,333,333			300,000,000

Grand Totals	$ 443,389				$ 0.0008	$ 0.0004	1,108,472,850	$ 0.0009	$ 0.0005	985,309,200.00	$ 0.0010	$ 0.0005	886,778,280.00

Except for the limitation that individual holders of the outstanding convertible notes are precluded from acquiring more than either 4.9% or 9.99% of the outstanding stock at any one time, depending on the terms of individual transactions, there is no limitation on the number of times or pace with which the holders may convert and sell the acquired stock. Accordingly, conversions could be accelerated. This would increase and accelerate the pressure on any trading market that may then exist for our common stock.

There is no requirement that the holder of the outstanding convertible notes resell the stock received on conversion at a price equivalent to the amount credited against the outstanding convertible notes. Any amount realized by the holder of the outstanding convertible notes in excess of the amount credited on conversion would be additional compensation to such holder.

Management believes that the Recapitalization would benefit us by providing greater flexibility to our board of directors to honor conversion notices by holders of our convertible notes, to issue additional equity securities to raise additional capital, to pursue strategic investment partners, to facilitate possible future acquisitions, and to provide for future stock-related employee benefits. As noted above, our primary sources of financing have been private sales of common stock or other equity or debt securities convertible into common stock. We require additional capital to support our Citizen Toke application; to provide working capital; and to identify and pursue other business opportunities of which we may become aware. To facilitate these transactions, management believes that our Recapitalization will provide additional shares that may be issued in accordance with our contractual commitments or on such terms as our board of directors may deem appropriate.

Warrant Reserve

In addition to shares that we may issue on the conversion of outstanding notes, we have 210,000 shares reserved for exercise of outstanding warrants.

Purposes of the Recapitalization

We require additional financing, and we intend to continue to seek financing through private placements of equity and convertible debt securities. However, as detailed above, we do not have sufficient shares to enable us to pursue private placements or capital-raising transactions.

In addition to better positioning us for future capitalization, management believes that the Recapitalization may make other corporate opportunities, including potential mergers with or acquisitions of businesses or other related avenues of strategic growth, more available to us. In 2016, we acquired a new, innovative text-message-based marketing product called Citizen Toke from Beta Killers, LLC. Citizen Toke leverages unique and proprietary consumer data to develop direct to consumer marketing campaigns for both regulated cannabis retailers and branded products companies. We have focused our efforts on the success of this product. We will continue to seek other business combinations and potential opportunities for our company.

As noted above, the issuances of shares under the convertible notes are tied to variable conversion prices. Accordingly, if the market price of our common stock rises, the number of shares of our common stock issuable will correspondingly decrease. Management believes that in light of market conditions and our potential to develop and market our products, authorized capital of 12,000,000,000 shares of our common stock will enable us meet our obligations, although we cannot guarantee that this will be the case. As discussed above, the outstanding convertible notes include conversion limitations, or caps, such that the holders are limited from converting the entire outstanding amount into our shares of common stock. As such, it is unlikely that we would be required to meet conversion obligations under the outstanding convertible notes at one time. Conversions of the outstanding convertible notes will likely have a depressive effect on prices for our common stock in any trading market that may then exist.

With the Recapitalization, we will have approximately 10 billion additional shares to issue to meet our obligations as listed above. However, because the outstanding convertible notes are held by third parties, it is not possible for management to allocate these additional shares or determine in advance how we will issue the shares or reserve them. Moreover, because the outstanding convertible notes have variable conversion prices, management is unable to determine how many shares may be issued in connection with the notes. Management will continue to report our issuances of shares in connection with our debt obligations in our periodic reports filed with the U.S. Securities and Exchange Commission (“SEC”).

There is a risk of significant downward pressure on the price of our common stock as the note holders convert their convertible notes into shares of our common stock and sell material amounts of common stock, which could encourage short sales. Generally, “short selling” means selling a security, contract, or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. As note holders convert our outstanding convertible notes, we issue shares to them, which they then may choose to sell into the market pursuant to Rule 144 or other exemptions from the registration requirements.

Our issuances of shares in connection with conversions of the outstanding convertible notes may result in substantial dilution to the interests of other holders of common stock. Because the conversion prices of the outstanding convertible notes are based on the market price of our common stock, there is effectively no limit on the number of shares that may be issued. As such, our stockholders are subject to the risk of substantial dilution to their interests as a result of our issuance of shares in connection with conversions of the outstanding convertible notes.

Potential Anti-takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for the combination of us with another entity), the increase in our shares of common stock is not part of a plan of additional stock issuances. Nevertheless, management could use the additional shares that will be available following the Recapitalization to resist or frustrate a third-party transaction.

On the Recapitalization becoming effective, generally, no stockholder approval would be necessary for the issuance of all or any portion of the additional shares of common stock unless required by law or any rules or regulations to which we are subject.

Depending upon the consideration per share received by us for any subsequent issuance of common stock, such issuance could have a dilutive effect on those stockholders who paid a higher consideration per share for their stock. Also, future issuances of common stock will increase the number of outstanding shares, thereby decreasing the percentage ownership (for voting, distributions, and all other purposes) represented by existing shares of common stock. The availability for issuance of the additional shares of common stock may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of us. Although our board of directors has no present intention of doing so, our authorized but unissued common stock could be issued in one or more transactions that would make a takeover of us more difficult or costly and, therefore, less likely. Holders of common stock do not have any preemptive rights to acquire any additional securities issued by us.

INTEREST OF CERTAIN PERSONS IN OR

IN OPPOSITION TO MATTERS TO BE ACTED UPON

None of the persons who have served as our officers or directors since the beginning of our last fiscal year, or any associates of such persons, have any substantial interest, direct or indirect, in the Amendment to Articles, other than the interest held by such persons through their respective stock ownership of the shares of our capital stock set forth above in the section entitled “Principal Stockholders.”

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Information Statement to security holders is being delivered to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. Upon written or oral request, a separate copy of an Information Statement can be provided to security holders at a shared address. To request a separate copy, please contact us at (720) 420-1290 or CannaSys, Inc., 1350 17th Street, Suite 150, Denver, Colorado 80202.

STOCKHOLDER PROPOSALS

It is anticipated that the next annual meeting of stockholders will be held in July 2018. Stockholders may present proposals for inclusion in the information or proxy statement to be mailed in connection with the 2018 annual meeting of stockholders, provided such proposals are received by us no later than March 5, 2018, and are otherwise in compliance with applicable laws and regulations and the governing provisions of our articles of incorporation and bylaws.

By Order of Board of Directors of
CANNASYS, INC.

By:
Denver, CO	Patrick G. Burke
[mailing date]	Chief Executive Officer and Director

Appendix A

SECOND AMENDMENT TO THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

CANNASYS, INC.

This Second Amendment to the Amended and Restated Articles of Incorporation of CannaSys, Inc. (hereinafter referred to as the “Corporation”), has been duly adopted in accordance with Section 78.390 of the Nevada Revised Statutes.

1.Name. The name of the Corporation is CannaSys, Inc.

2.Amendment. The text of the Amended and Restated Articles of Incorporation, is amended by striking Article IV, as amended to date, in its entirety, and inserting a new Article IV reading as follows:

Article IV

Authorized Shares—Capitalization

(a)The Corporation shall have the authority to issue 12,005,000,000 shares, of which 12,000,000,000 shall be Common Stock, par value $0.001, and 5,000,000 shares shall be preferred stock, par value $0.001 (“Preferred Stock”). Shares of any class of stock may be issued, without stockholder action, in one or more series, as may from time to time be determined by the board of directors. The board of directors is hereby expressly granted authority, without stockholder action, and within the limits set forth in the Nevada Revised Statutes, to:

(i)designate, in whole or in part, the voting powers, preferences, limitations, restrictions, and relative rights of any class of shares before the issuance of any shares of that class;

(ii)create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the voting powers, preferences, limitations, restrictions, and relative rights of the series, all before the issuance of any shares of that series; and

(iii)amend, alter, or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares.

(b)The allocation between the classes or among the series of each class of unlimited voting rights and the right to receive the Corporation’s net assets upon dissolution shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s bylaws, or in any amendment hereto or thereto, shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the Corporation’s net assets upon dissolution.

A-1

The foregoing Second Amendment to the Amended and Restated Articles of Incorporation was adopted by resolution of the Corporation’s board of directors on September 11, 2017, and by the holders of a majority of the Corporation’s issued and outstanding common stock on September 20, 2017, pursuant to the Nevada Revised Statutes. The Corporation has Common Stock, Series A Preferred Stock, and Series B Preferred Stock issued and outstanding. The number of shares of Common Stock issued and outstanding and entitled to vote on September 20, 2017, the record date for consideration of the foregoing amendment, was 1,688,420,598, the number of shares of Series A Preferred Stock issued and outstanding and entitled to vote on the record date for consideration of the foregoing amendment was 2,500,000, and the number of shares of Series B Preferred Stock issued and outstanding and entitle to vote on the record date for consideration of the foregoing amendment was 2,000,000. Each share of Series A Preferred Stock is entitled to 100 votes on all matters submitted to a vote of the stockholders and each share of Series B Preferred Stock is entitled to 1,000 votes on all matters submitted to a vote of the stockholders. The proposal to approve this Second Amendment to the Amended and Restated Articles was adopted by a vote of a majority of the outstanding stock, with 2,252,495,750 shares voted for (57.2% of the issued and outstanding capital stock). By executing this Second Amendment to the Amended and Restated Articles of Incorporation, the chief executive officer does hereby certify that on October [  ], 2017, the foregoing amendment was authorized and approved pursuant to Section 78.390 of the Nevada Revised Statutes. The undersigned affirms and acknowledges, under penalties of perjury, that the foregoing instrument is his act and deed and that the facts stated herein are true.

DATED this ___ day of October, 2017.

CANNASYS, INC.

By:
Patrick G. Burke, Chief Executive Officer

A-2